Short Intermediate Bond Fund

On March 12, 2009, a Special Meeting of Shareholders for the Fund was held to considerthe following proposals.
 The results of the proposals are indicated below.

Proposal 1a
To consider and act upon a new investment advisory agreement with Evergreen Investment Management Company, LLC

Net assets voted For $117,193,629
Net assets voted Against $ 487,693
Net assets voted Abstain $ 1,640,051

Proposal 1b To consider and act upon a new sub-advisory agreement with Tattersall Advisory Group, Inc.

Net assets voted For $116,163,393
Net assets voted Against $ 601,325
Net assets voted Abstain $ 2,556,650

Adjustable Rate Fund
SPECIAL MEETING OF SHAREHOLDERS
On March 12, 2009, a Special Meeting of Shareholders for the Fund was held to consider the following proposals.
The results of the proposals are indicated below.

Proposal 1a To consider and act upon a new investment advisory agreement with Evergreen Investment Management Company, LLC

Net assets voted For $682,158,562
Net assets voted Against $ 14,518,595
Net assets voted Abstain $ 30,678,787

Proposal 1b To consider and act upon a new sub-advisory agreement with Tattersall Advisory Group, Inc.

Net assets voted For $679,466,484
Net assets voted Against $ 15,821,842
Net assets voted Abstain $ 32,067,608